Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Investment Funds, Inc.

811-05309

A special meeting of the shareholders of Nuveen
 Quantitative Enhanced Core Equity Fund (the
Fund), a series of Nuveen Investment Funds, Inc., was held on September 24, 2013.

The purpose of the meeting was to approve a reorganization of the Fund into Nuveen Symphony
Low Volatility Equity Fund, a Series of Nuveen
Investment Trust II.

The results of the shareholder vote of were as follows:

<c> Quantitative Enhanced
Core Equity Fund
To approve an Agreement and
Plan of Reorganization

   For
                  2,339,282
   Against
                         3,934
   Abstain
                            193
      Total
                  2,343,409


Proxy materials are herein incorporated by reference to the SEC filing on August 16, 2013, under Conformed Submission Type N 14A, accession number 0001193125-13-336885.